Exhibit 4.7

U.S. Bank National Association
535 Griswold, Suite 550
Detroit, Michigan 48226
Attention: Corporate Trust Administration

September 10, 2013
Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259
Attention: Corporate Secretary
Re:    Release of Guarantors

Reference is made to (i) the Indenture, dated as of June 5, 2009 (as supplemented and amended from time to time, the “2009 Indenture”), among Tesoro Corporation (the “Company”), the guarantors named therein and the U.S. Bank National Association, as trustee (the “Trustee”), relating to the Company’s 9.75% Senior Notes due 2019; (ii) the Indenture, dated as of September 27, 2012 (as supplemented and amended from time to time, the “2012 Indenture” and, together with the 2009 Indenture, the “Indentures” and each individually, an “Indenture”), among the Company, the guarantors named therein and the Trustee, as trustee, relating to the Company’s 4.250% Senior Notes due 2017 and the Company’s 5.375% Senior Notes due 2022; and (iii) the Officers’ Certificate of the Company dated September 10, 2013 relating to the sale of all of the Capital Stock of Tesoro Hawaii, LLC (“Tesoro Hawaii”), a Restricted Subsidiary of the Company and a Guarantor, and the release of Tesoro Hawaii and its wholly owned subsidiary, Smiley’s Super Service Inc. (“Smiley’s”), as Guarantors under each Indenture (the “Sale and Release”) (capitalized terms used herein without definition have the meanings assigned to them in the applicable Indenture).
The Trustee hereby acknowledges (i) the receipt of the foregoing Officer’s Certificate delivered by the Company pursuant to Section 10.04 of each of the Indentures in connection with the Sale and Release and (ii) that Tesoro Hawaii and Smiley’s have been released from their obligations under the Guarantees under each Indenture. This instrument shall serve to evidence such release.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ JAMES KOWALSKI
	Name:	James Kowalski
	Title:	Vice President

[Tesoro Hawaii Guarantor Release – Trustee Acknowledgment]